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                                                                    EXHIBIT 23.1

             Independent Auditors' Report on Schedule and Consent

The Board of Directors and Shareholders
FSI International, Inc:

The audits referred to in our report dated October 13, 1995, included the related financial statement schedule for each of the years in the three-year period ended August 26, 1995 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                  KPMG Peat Marwick LLP


Minneapolis, Minnesota
March 5, 1996